EXHIBIT 21






                              SUBSIDIARIES




Name                                    State of Incorporation
- ------------------------------          ----------------------

Purepac Pharmaceutical Co.                    Delaware
Faulding Medical Device Co.                   Delaware
Faulding Puerto Rico, Inc.                    Delaware
Faulding Pharmaceutical Co.                   Delaware